EXHIBIT 5.4

CONSENT OF TETRA TECH CANADA INC.

We hereby consent to the use of our name contained in the technical report entitled Mineral Resource Estimate Update for the Avino Property, Durango, Mexico, 43-101 Technical Report, dated February 16, 2023 in the Company's Registration Statements on Form F-10 (SEC File No.: 333-270315).

TETRA TECH CANADA INC.

Dated: April 17, 2023	By:	/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.